EXHIBIT 99.1 TO CURRENT REPORT ON FORM 8-K DATED AS OF JANUARY 15, 2003


CONTACT:     DENNIS  L.  GATES
             SENIOR  VICE  PRESIDENT  AND  CHIEF  FINANCIAL  OFFICER
             (949)  425-4531


             SAFEGUARD TO PURCHASE CALIFORNIA DENTAL HMO
             INCREASES SOUTHERN CALIFORNIA MEMBERSHIP


ALISO VIEJO, CALIFORNIA (JANUARY 17, 2003) - SafeGuard Health Enterprises, Inc. (OTC Bulletin Board: SFGD) today announced that it has signed a definitive agreement to purchase the Southern California-based dental health maintenance organization (Dental HMO) subsidiary of Ameritas Life Insurance Corp. (Ameritas). The transaction is subject to regulatory approval and is expected to close in the second quarter of 2003. SafeGuard expects the acquisition to be accretive to 2003 earnings. Terms of the transaction were not disclosed.

James E. Buncher, SafeGuard's president and chief executive officer, commented, "Our purchase of the Dental HMO business from Ameritas represents an excellent fit for SafeGuard. Through the transaction, we add membership in a market where SafeGuard already has a strong presence. In addition, because Ameritas has built a solid Dental HMO network in the area, and SafeGuard also has a broad Southern California Dental HMO network and its National Service Center located in Aliso Viejo, California, we are able to integrate the business quickly and with minimal investment. In connection with the transaction, we will add some knowledgeable personnel to our already outstanding team of professionals in Aliso Viejo."

Mr. Buncher added, "In addition to the immediate benefits gained through this transaction, SafeGuard and Ameritas have agreed to establish a marketing relationship that enables Ameritas to offer SafeGuard's Dental HMO products in conjunction with their Dental PPO/indemnity products for Ameritas dual option opportunities. We see this arrangement as a win/win for both SafeGuard and Ameritas."

Ken Van Cleave, Ameritas' Group Division senior vice president, stated, "The decision to sell our Dental HMO subsidiary will allow us to focus more resources on our core competencies and strengths, which include PPO/indemnity and voluntary dental products and services. At Ameritas, we believe this strategy will secure our position as one of the top dental carriers in the U.S."

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SFGD  TO  ACQUIRE  CALIFORNIA  DENTAL  HMO
PAGE  2
JANUARY  17,  2003


Ameritas Group, a division of Ameritas Life Insurance Corp. (an Ameritas Acacia Company), offers group dental and eye care products nationwide and dental business expertise to other insurers. Ameritas currently provides dental coverage for more than 2.7 million people, with annualized in-force dental premiums/premium equivalent of over $530 million. In New York, insurance products are offered through First Ameritas Life Insurance Corp. of New York. SafeGuard provides dental HMO and PPO/indemnity benefit plans, vision benefit plans, TPA services and preferred provider network rental. The Company serves approximately 825,000 members, primarily in California, Florida and Texas.

The Company notes that statements contained in this news release that are not based on historical facts are forward-looking statements, and as such, are subject to uncertainties and risks that could cause actual results to differ materially from those projected or implied by such statements. These risks, contingencies and uncertainties, many of which are beyond the control of the Company, include the risk that the Company will be unable to satisfactorily integrate this acquisition into its operations, and those other risk factors that are set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002, and September 30, 2002, and the Company's Reports on Form 8-K dated as of April 24, 2002, August 30, 2002, and September 19, 2002, on file with the U.S. Securities and Exchange Commission.


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